EXHIBIT 99.h.6


                          EXPENSE LIMITATION AGREEMENT

         This EXPENSE LIMITATION AGREEMENT is made as of the 30th day of SEPTEMBER, 1999 by and between BT INVESTMENT FUNDS, a Massachusetts Business trust (the "Trust") and BT INVESTMENT PORTFOLIOS, a New York trust (the "Portfolio Trust"), and BANKERS TRUST COMPANY, a New York corporation (the "Adviser"), with respect to the following:

         WHEREAS, the Adviser serves as the Portfolio Trust's Investment Adviser pursuant to an Investment Advisory Agreement dated June 4, 1999, and the Adviser serves as the Trust's and the Portfolio Trust's Administrator pursuant to an Administration and Services Agreement dated April 28, 1993, respectively (collectively, the "Agreements").

         NOW, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

         1. The Adviser agrees to waive its fees and reimburse expenses for the period from September 30, 1999 to January 31, 2009 to the extent necessary so that the total annual operating expenses for the PreservationPlus Income Fund (the "Fund") do not exceed 1.50% of the Fund's average daily net assets.

         2. Upon the termination of any of the Agreements, this Agreement shall automatically terminate.

         3. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act of 1940, as amended (the "1940 Act") shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission ("SEC") issued pursuant to said Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order. Otherwise the provisions of this Agreement shall be interpreted in accordance with the laws of Massachusetts.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers as of the day and year first above written.
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                                            BT INVESTMENT FUNDS

Attest: /s/ Amy M. Olmert                   By: /s/ Daniel O. Hirsch
        -------------------------               -------------------------
Name:   Amy M. Olmert                           Name: Daniel O. Hirsch
                                                Title: Secretary

                                            BT INVESTMENT PORTFOLIOS

Attest: /s/ Amy M. Olmert                   By: /s/ Daniel O. Hirsch
        -------------------------               -------------------------
Name:   Amy M. Olmert                           Name: Daniel O. Hirsch
                                                Title: Secretary

                                            BANKERS TRUST COMPANY

Attest: /s/ Amy M. Olmert                   By: /s/ Ross Youngman
        -------------------------               -------------------------
Name:   Amy M. Olmert                           Name: Ross Youngman
                                                Title: Managing Director